Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Revolution Medicines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,520,867(2)	$24.27(3)	$109,721,442.09	$0.00011020	$12,091.30

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	904,119(4)	$24.27(3)	$21,942,968.13	$0.00011020	$2,418.12

Total Offering Amounts					$131,664,410.22		$14,509.42

Total Fee Offsets							$—(5)

Net Fee Due							$14,509.42

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Registrant’s 2020 Incentive Award Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, the number of shares of Common Stock reserved for issuance pursuant to awards under such plan are increased on the first day of each year beginning in 2021 and ending in 2030 equal to the lesser of (A) five percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by the Registrant’s Board; provided, however, that no more than 46,173,732 shares of stock may be issued upon the exercise of incentive stock options. Also includes 272 shares added to the reserve of the 2020 Plan pursuant to its terms upon repurchase of shares at the original exercise price originally issued under the Registrant’s 2014 Equity Incentive Plan.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $24.27 per share, which is the average of the high and low prices of Common Stock on February 24, 2023, as reported on the Nasdaq Global Select Market.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares of Common Stock reserved for issuance under such plan are increased on the first day of each year beginning in 2021 and ending in 2030 equal to the lesser of (A) one percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by the Registrant’s Board; provided, however, no more than 7,564,123 shares of stock may be issued under the ESPP.

(5)	The Registrant does not have any fee offsets.